Exhibit 99.1

American Spectrum Realty Form 10-Q and NYSE Plan of Compliance

HOUSTON--(BUSINESS WIRE)--May 29, 2014--American Spectrum Realty, Inc. (NYSE/MKT: AQQ) – a real estate investment management and leasing company – today announced a delay in the filing of the Company's Form 10-Q for the quarter ended March 31, 2014 (the "Q1 2014 10-Q") and the receipt by the Company of correspondence from NYSE MKT LLC (the "Exchange") advising the Company that it is not in compliance with certain of the Exchange's continued listing standards.

On March 31, 2014, the Company filed a Form 12b-25 with the Securities and Exchange Commission disclosing that it was unable to file with the SEC its annual report on Form 10-K for the year ended December 31, 2013 (the "2013 10-K") by April 1, 2014 and that it expected to file its annual report as soon as practicable. In the 12b-25 the Company disclosed, among other things that, as a result of the departure of the Company's Chief Financial Officer, the Company is working with its accountants and consultants and reviewing its financial records, including journal entries and account balances related to the Company's financial statements for the period ended December 31, 2013. In addition, the Company disclosed that the Company and its consultants are continuing to evaluate the purchase price allocation and disclosures related to the transaction reported in the 8-K filed on January 7, 2014 (the "Purchase Price Allocation Issue"). On April 16, 2014, the Company received correspondence from the Exchange advising the Company that it was not in compliance with the continued listing standards of the Exchange as a result of the failure to timely file the 2013 10-K. The Company submitted to the Exchange on April 30, 2014 a plan of compliance (the "Plan") setting forth the steps intended to be taken by the Company to regain compliance with the NYSE MKT Company Guide no later than July 15, 2014.

The Company continues to work diligently to review its financial records and resolve the Purchase Price Allocation Issue, continues to work towards compliance with the Plan and intends to file the 2013 10-K and Q1 2014 10-Q as soon as practicable.

ABOUT AMERICAN SPECTRUM REALTY, INC.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, interests in office, industrial, retail, self-storage, RV parks, retail, multi-family properties and undeveloped land throughout the United States. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company, manages and leases all properties owned by American Spectrum Realty, Inc. as well as for third-party clients totaling 10 million square feet in multiple states. Website: www.asrmanagement.com

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
James Hurn, (713) 706-6200
General Counsel
jhurn@americanspectrum.com